EXHIBIT 5.1

[Letterhead of Stoel Rives LLP]

February 8, 2005

Bioject Medical Technologies Inc.
Bedminster Professional Center
211 Sommerville Road (Route 202 North)
Bedminster, NJ 07921

Gentlemen and Ladies:

        We have acted as counsel for Bioject Medical Technologies Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 3,438,044 shares of common stock, without par value, (the "Shares") of the Company by the holders thereof (the "Selling Shareholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is our opinion that:

  1.
  The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

  2.
  Shares that may be sold under the Registration Statement which are issuable upon conversion of the Company's Series D Convertible Preferred Stock have been duly authorized, and when issued in accordance with the Company's 2002 Restated Articles of Incorporation, as amended, will be legally issued, fully paid and nonassessable; and

  3.
  Shares that may be sold under the Registration Statement which are issuable upon exercise of warrants have been duly authorized, and when issued in accordance with the terms of those warrants, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,
                      /s/ STOEL RIVES LLP